EXHIBIT 99.1

LBI MEDIA, INC.

Moderator: Lenard Liberman

November 16, 2004

4:00 p.m. ET

Operator:	Good day and welcome to this LBI Media Third Quarter 2004 conference call. This call is being recorded. At this time for opening remarks, I would like to turn the call over to the Executive Vice President, Mr. Lenard Liberman. Please go ahead sir.

Lenard Liberman:	Thanks, operator. Good afternoon, everyone, and welcome to our third quarter 2004 earnings teleconference. We me today is Brett Zane, our Chief Financial Officer, and Steven Cramer, Brett’s successor as of November 22, 2004.

During today’s call, I will provide an overview of operating results for the quarter ended September 30, 2004, as well as discuss recent developments at LBI Media. Brett will address more detailed financial results. We will then be available to answer questions.

Before I begin, I have to advise you that this teleconference may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments, that will occur or may occur at LBI Media in the future, are forward-looking statements. These statements regarding future plans, events, financial results, and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to LBI Media’s press release dated November 15, 2004, for important factors you should consider in evaluating this information.

The forward-looking statements made during this call speak only as of the date hereof and the Company undertakes no obligation to update such statements to reflect future events or circumstances. This conference call also contains a non-GAAP financial term within the meaning of Regulation G, as adopted by the SEC. The term is Adjusted EBITDA which we define as net income plus income tax expense, (loss) gain on the sale of property and equipment, net interest expense, depreciation and noncash employee compensation. However, for the purposes of this teleconference, I will refer to what we entitle adjusted EBITDA as simply EBITDA.

In conformity with Regulation G, we’ve provided reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities, prepared in accordance with U.S. generally accepted accounting principles in our press release issued yesterday. This reconciliation is also provided in our 10-Q which was filed with the SEC yesterday.

During the third quarter, net revenue increased six percent compared to the same period in 2003. This increase was primarily attributable to revenue growth from our television stations in the Los Angeles and Houston markets, along with incremental revenue from our television station acquired in the Dallas-Fort Worth, Texas market. These increases were offset by a decline in revenue from our radio segment, primarily resulting from a decrease in demand for Spanish - language advertising by national advertisers and strong results posted in the third quarter of 2003, when total company revenue growth reached 24 percent.

In the third quarter of 2004, our television station group generated very strong net revenue growth of 20 percent versus the third quarter of 2003. This is quite an achievement given our 30 percent net revenue growth in the third quarter of 2003, as well as the challenging dynamic this year of the airing of Copa America in July and the Olympics in August by our competition.

Our television net revenue growth can primarily be attributed to increased rates and advertising time sold and incremental revenue contributions from our recently acquired television station, KMPX TV, in the Dallas-Fort Worth, Texas market. Our ability to raise rates and increase advertising time sold reflects the ability of our sales staff to successfully sell and market our improved programming line-up during the prime time and take advantage of program ratings growth in key demographics during 2004.

We are very excited about our enhanced television programming line-up that began airing during the second half of 2004, with the addition of two internally produced prime time programs, Gana La Verde and Secretos. Both of these shows were launched in July 2004 and replaced our 7:00 p.m. newscast and our prime time movie. Gana La Verde is a one hour reality based program that challenges six participants to various physical activities. This unique program has received national attention in both the general and Hispanic markets due to its novel approach to reality based television programming. We air Gana La Verde five days a week. Secretos is a thrilling half hour undercover investigative program. We air Secretos five days a week, and in its debut month, Secretos vaulted to the number two position in the highly competitive 8:00 p.m. time period according to the July 2004 Los Angeles Nielsen Sweeps among Hispanic adults 18 to 49.

We feel that our current programming line-up has never been stronger. In fact, in the Los Angeles market, KRCA-TV increased its ratings by 30 percent in the July 2004 Nielsen Sweeps, among Hispanic adults 18 to 49, from 7:30 a.m. to 10:00 p.m., when compared to the corresponding results in the previous year. In the Houston market, our ratings increased by 11 percent according to the July 2004 Nielsen Sweeps for all households, from 10:00 a.m. to 10:00 p.m., when compared to the corresponding results in the previous year.

I will now review our radio division’s performance. Radio division net revenues decreased five percent to $12.1 million from $12.7 million from the same quarter last year. The decline in revenue can be primarily attributed to a decrease in demand for Spanish-language advertising from national advertisers and strong results posted in the third quarter 2003, when radio division net revenue growth reached 20 percent. It should be noted that our local sales were actually up three percent in the third quarter of 2004 compared to the same period in 2003. We have identified areas of improvement in our radio division and are focused on improving our results. Assisting that process will be the outstanding results our largest radio properties have experienced in the two most recent Arbitron Ratings books. Our flagship Los Angeles radio station, Que Buena, has posted a 23 percent ratings gain among Hispanic adults 18 to 49, Monday through Sunday, 6:00 a.m. to midnight, based upon the average of the Spring and Summer 2004 Arbitron Ratings books versus the corresponding period in 2003. More importantly, we are now the number two Hispanic radio station in the Los Angeles market based upon the aforementioned two book average. We were ranked number four in the market during the corresponding period of 2003. Our largest Houston radio property, La Raza, posted a 15 percent ratings gain among Hispanic adults 18 to 49, Monday through Sunday, 6:00 a.m. to midnight, based upon the average of the Spring and Summer 2004 Arbitron Ratings books versus corresponding period in 2003. We believe the combination of our focus on improving radio sales and our outstanding ratings performance should translate into greater net revenue gains in the fourth quarter.

On July 20, 2004, we completed the purchase of selected assets of radio station KNOR-FM, serving the Dallas-Fort Worth, Texas market, for an aggregate purchase price of approximately $16.1 million (including acquisition costs). The purchase was financed through cash on hand and borrowings under our senior credit facility.

On August 11, 2004, we increased the borrowing capacity under our revolving senior credit facility to $195.0 million from $175.0 million.

As we announced in our press release yesterday, Brett has resigned as our Chief Financial Officer to pursue a non-broadcasting media opportunity that is more closely aligned with some of his personal lifestyle requirements. Brett will remain with LBI Media until November 19th in order to assist in an orderly transition of his duties to Steve Cramer. Prior to joining LBI Media, Steve served as Chief Strategy Officer of MatchNet plc, a leading provider of online personals. Prior to MatchNet, Steve served as Chief Financial Officer of Apex Medical Corp., a leading marketer and distributor of home healthcare products from October 2002 to July 2004. Previously, Steve served as an investment banker in the corporate finance divisions of Morgan Stanley & Co., Donaldson, Lufkin & Jenrette and Credit Suisse First Boston.

I would now like to turn the call over to Brett Zane.

Brett Zane:	Thank you, Lenard. I will now review our financial results for the third quarter of 2004. We posted our third quarter results in a press release that was issued yesterday.

For the quarter ended September 30, 2004, net revenues increased six percent to $24.2 million from $22.8 million for the same quarter last year. This increase was primarily attributable to revenue growth from our television stations in the Los Angeles and Houston markets, along with incremental revenue from our television station acquired in the Dallas-Fort Worth, Texas market. These increases were offset by decline in revenue from our radio segment, primarily resulting from a decrease in demand for Spanish-language advertising by national advertisers and strong results posted in the third quarter of 2003, when total company revenue growth reached 24 percent. Operating expenses, excluding depreciation and noncash employee compensation, increased 20 percent to $12.3 million in the third quarter of 2004 versus $10.2 million in the third quarter of 2003. This growth in operating expenses can be primarily attributed to the incremental costs associated with operating our recently acquired television station, KMPX-TV, in Dallas-Fort Worth, Texas, the incremental costs associated with producing additional in-house programming for prime time, and additional sales salaries and commissions associated with the growth in our revenue base. As a result, third quarter 2004 Adjusted EBITDA decreased five percent to $11.9 million from $12.6 million for the corresponding 2003 period.

I will now discuss our financial performance at the radio and television segment levels.

Television division net revenues increased 20 percent to $12.1 million from $10.1 million for the same quarter last year. The success of selling and marketing our improved programming line-up during prime time, and ratings growth in key demographics, have enabled the company to raise rates and sell more advertising inventory. We also experienced incremental revenue growth through our recently acquired television station, KMPX-TV, in the Dallas-Fort Worth market. Operating expenses, excluding depreciation and non-cash employee compensation, increased 34 percent to $6.6 million from $4.9 million for the same quarter last year. The growth in operating expenses can be primarily attributed to the incremental costs associated with our recently acquired television station, KMPX TV, in the Dallas-Fort Worth market, the additional expenses associated with our new internally produced prime time programming, and an increase in sales salaries and commissions associated with our revenue growth. Operating income remained flat at $4.7 million. Adjusted EBITDA increased six percent to $5.5 million, from $5.2 million for the same quarter last year.

Radio division net revenues decreased five percent to $12.1 million from $12.7 million for the same quarter last year. The decline in revenue can be primarily attributed to a decrease in demand for Spanish-language advertising by national advertisers and strong results posted in the third quarter of 2003, when our radio division revenue growth reached 20 percent. Operating expenses, excluding depreciation and noncash employee compensation, increased seven percent to $5.7 million from $5.3 million for the same quarter last year. The growth in operating expenses can be primarily attributed to an increase in programming compensation and an increase in music license and rating service fees. Operating income decreased 37 percent to $4.2 million from $6.6 million for the same quarter of 2003. Adjusted EBITDA decreased 13 percent to $6.4 million from $7.4 million for the third quarter of 2003.

Turning to our balance sheet, at September 30, 2004, we had approximately $2.6 million in cash and short-term marketable securities, and total debt of $284.6 million. Our total debt balance included $132.0 million of borrowings under our senior credit facility. Based upon our trailing 12 month EBITDA of $44.1 million, as of September 30, 2004, our total debt to EBITDA ratio was 6.5 times, versus 6.7 times at the end of the third quarter of 2003. As of the end of the quarter, we were in compliance with all financial and non-financial covenants governing our debt agreements.

Our cash capital expenditures for the nine months ended September 30, 2004 were approximately $8.3 million, of which $1.0 million related to the construction of our new corporate office and television and radio production facility in Houston, Texas; $1.5 million related primarily to the installation of a new television antenna in Houston, Texas; $1.5 million primarily related to the installation of a new television antenna in Dallas-Fort Worth, Texas; $1.9 million related to studio and production equipment for our internally produced programs in Los Angeles; and $1.2 million primarily related to studio and transmitter equipment associated with our Houston radio operations.

At this time, I would like to thank Lenard for giving me the opportunity to serve as the Chief Financial Officer of LBI Media. It is a great company with a promising future. I am also extremely pleased that we were able to find a highly qualified and talented person in Steve, to assume my responsibilities and facilitate the continued growth of LBI Media.

This concludes our formal remarks. We’ll now turn the call over to the Operator to moderate a question and answer session.

Operator:	Thank you. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. Also if you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star one if you have a question.

And we’ll go to Drew Marcus with Deutsche Bank.

Drew Marcus:	Good afternoon.

Lenard Liberman:	Hi.

Brett Zane:	Hi Drew.

Drew Marcus:	Can you discuss the new shows that you put on the air starting in the Fall, and what sort of lead lag time before you start seeing the benefits of the ratings of the shows?

Lenard Liberman:	Sure. Well, our shows mostly started in July, which gave us a good lead out for November and into the Fall. And those were three programs, there was Divorcio USA, which is a Divorce Court type program, airs at 4:00 in Los Angeles, or 4:30; Secretos, which we describe as sort of an investigative program, like a Mission Impossible type drama; and Gana La Verde, which I’m sure a lot of people have heard of, given the media attention it received, which is a Fear Factor meets The Apprentice meets Survivor, which airs at 7:00 p.m. And those programs immediately, since we have overnight demos in the Los Angeles market through Nielsen, I think New York, L.A. and maybe Boston are the only markets with Hispanic overnight demos, the revenue increases are virtually immediate. So, we’re already getting much higher rates in those time periods than we were in previous quarters.

Drew Marcus:	And then how have the ratings held up, if you — as it’s gone month-to-month?

Lenard Liberman:	It’s done very well. We’ve had to air some reruns in the months between July and November, so there was a little bit of a dip in September, October, but we’re in November sweeps now, and the station is doing very well.

Drew Marcus:	Then you mentioned how, on the radio side can you talk about categories, areas of strength and weakness, kind of third quarter and then into fourth quarter pacing?

Lenard Liberman:	Well, some weakness in the nightclub category. We’ve had recently where that was a much bigger category for Que Buena historically, if you’re talking about local advertisers, although that seems to be coming back now. We’ve had some strength in the telecommunications industry. Phone cards and wireless has been a good category for us. But mostly if you’re looking at radio, all of our weakness, or most of our weakness, has been in national. And that’s really just something which is internal to us that we had to work out, and fix. And I think we’ve done that.

And also the ratings growth of the station has been outstanding. The trends came out yesterday in Los Angeles, and our station, Que Buena, went up again another four-tenths I believe it was to a 3.7. So, the number one — well, we’re number two, 18 to 49, but if you look at the top three stations, we’re all within a couple of decimal points of each other.

Drew Marcus:	The rating success you’ve just saw on Que Buena, is that tied to the shifting of the morning personality on SBS?

Lenard Liberman:	Well that really didn’t affect us. It more affected KSCA. So, our rank position has been a function of us going up, and really KLVE, which is a Univision station, and KSCA going down. KLEX went from the fourth position to the first position. But if you look at the grouping of the top three stations on an 18 to 49 basis, they’re all within a decimal point. I mean, there between 0.1 and 0.2 of each other.

Drew Marcus:	Great. Thank you.

Lenard Liberman:	Thank you.

Operator:	Just a quick reminder, that is star one if you have a question or comment at this time. And we’ll go to Conrad Chen with TCW.

Conrad Chen:	Hi. I was just wondering, I know you guys are currently in the quiet period, but can you give us any update as to the progress of your IPO filing, and what’s going on there?

Lenard Liberman:	I’ll defer to Brett.

Brett Zane:	Unfortunately Conrad we can’t provide any comment…

Conrad Chen:	OK.

Brett Zane:	..related to that matter.

Conrad Chen:	OK. And then with the — Brett, I’m going to be sorry to see you go - the transition here is it, is there any reason why it’s not a longer period of time, or? It seems like we’re pretty quick. I mean, has - is there contemplation that you think that everything’s in good enough shape that you can transition it that quickly?

Brett Zane:	I feel very comfortable that we’ll be able to do it. Although it appears that the transition from me to Steve is very quick, we took some time to find Steve. So, once you take into account that we were looking for a highly qualified candidate that would be a good fit for this organization, and we did take the time to do that, it made a lot of sense to select Steve. And we’re bringing him up to speed pretty quickly between last week and this week on the different issues that he needs to go over. But I think he’ll be in good position to take the reins over from me without missing a beat.

Conrad Chen:	OK. Well, good luck with whatever you end up doing.

Brett Zane:	Thank you Conrad. I appreciate it.

Conrad Chen:	Thanks.

Operator:	And a final reminder, that is star one if you have a question. And Mr. Liberman, it appears there are no further questions. I’ll turn the conference back over to you for any closing remarks.

Lenard Liberman:	Well, thank you everybody for participating. We appreciate your support. Thank you, Operator.

Operator:	That does conclude today’s conference call. Once again, we thank you for your participation. You may now disconnect.

END